EXHIBIT 99.1

               CODE OF ETHICS FOR REGISTRANT'S FINANCIAL OFFICERS



         1.   APPLICATIONS AND PURPOSE

         This Code of Ethics (the "Code") shall apply to all Colonial Commercial Corp. employees, including employees of Colonial Commercial Corp. subsidiaries ("Employees"), as well as each member of the Company's Board of Directors ("Directors"). Every Employee and Director must be familiar with and understand the provisions of the Code. The purpose of the Code is to promote:

         |X| Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         |X| Full, fair, accurate, timely and understandable disclosure in reports and documents that Colonial Commercial Corp. files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by Colonial Commercial Corp. ;

         |X| Compliance with applicable governmental laws, rules and regulations;

         |X|  The prompt internal reporting of violations of the Code; and

         |X| Accountability for adherence to the Code.

         2.   HONEST AND ETHICAL CONDUCT

         All Employees and Directors shall perform their duties in an honest and ethical manner. This includes:

         |X| Avoiding situations in which their personal, family or financial interests conflict with those of the Company;

         |X| Refraining from engaging in any activities that compete with the Company, or which may compromise its interests;

         |X| Refraining from taking any business or investment opportunity for personal benefit discovered in the course of employment with or service to the Company that the Employee or Director knows, or should have or has reason to know, would otherwise benefit the Company.

         |X| Complying with all applicable governmental laws, rules and regulations.

         Colonial Commercial Corp. encourages Employees and Directors to avoid even the appearance of a conflict of interest and to raise ethical questions, dilemmas, concerns or suggestions with appropriate individuals within the Company, including supervisors, managers, senior management, or human resources.

         If any Employee or Director would feel uncomfortable in any way raising ethical issues as set forth above, or if they raise such issues and they are not resolved appropriately, then he/she should consult with Ronald Miller, Esq., or his successor as Chairman of the Audit Committee ("Chairman") to address such matters, who will follow the procedures approved by the Audit Committee for resolving such matters. The Chairman will also follow the procedures described in Section 4 below. Any Employee or Director who becomes involved in a situation that gives rise to an actual conflict of interest must promptly inform the Chairman of the Audit Committee of such conflict.

         3. FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

         Colonial Commercial Corp. is committed to ensuring that all disclosures in reports and documents that the Company files with, or submits to the SEC, as well as other public communications made by the Company are full, fair, accurate, timely and understandable. The Company's Chief Executive Officer and Chief Financial Officer ("Senior Officer(s)") are ultimately responsible for taking all necessary steps to ensure that this occurs. All Company Employees and Directors shall take appropriate steps within their area of responsibility to ensure the same.

         4. INTERNAL REPORTING CODE VIOLATIONS.

         EMPLOYEE COMPLAINT PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

         Any employee of the Company may submit a good faith complaint regarding accounting or auditing matters to the management of the Company without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. The Company's Audit Committee will oversee treatment of employee concerns in this area.

         In order to facilitate the reporting of employee complaints, the Company's Audit Committee has established the following procedures for
         (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters ("Accounting Matters") and (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

         RECEIPT OF EMPLOYEE COMPLAINTS

          |X| Employees with concerns regarding Accounting Matters may report their concerns to the Chairman of the Company's Audit Committee.

          |X| Employees may forward complaints on a confidential or anonymous basis to the Chairman through a hotline, e-mail or regular mail.

         SCOPE OF MATTERS COVERED BY THESE PROCEDURES

         These procedures relate to employee complaints relating to any questionable accounting or auditing matters, including, without limitation, the following:

          |X| fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

          |X| fraud or deliberate error in the recording and maintaining of financial records of the Company;

          |X| deficiencies in or noncompliance with the Company's internal accounting controls;

          |X| misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

          |X| deviation from full and fair reporting of the Company's financial condition.

         TREATMENT OF COMPLAINTS

          |X| Upon receipt of a complaint, the Chairman will (i) determine whether the complaint actually pertains to Accounting Matters and
               (ii) when possible, acknowledge receipt of the complaint to the sender.

          |X| Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and such other persons, if any, as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

          |X| Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

          |X| The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

          REPORTING AND RETENTION OF COMPLAINTS AND INVESTIGATIONS

          |X| The Chairman will maintain a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and such log will be maintained in accordance with the Company's document retention policy.

         5.       NO RETALIATION

         The company will not tolerate any retaliation against any person who provides information in good faith to a Company or law enforcement official concerning a possible violation of any law, regulation or the Code. Any Employee or Director who violates this rule may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment.

         6.       CONSEQUENCES FOR NON-COMPLIANCE WITH THE CODE

         Any violation of applicable law or any deviation from the standards embodied in the Code will result in appropriate corrective and/or disciplinary action, up to and including termination of employment.

         7.       PUBLICATION OF THE CODE; AMENDMENTS AND WAIVERS.

          |X| While waivers of the Code are not anticipated, any amendment to or waiver of the Code with respect to a Senior Officer or Director shall require approval of the Board of Directors. In addition, any amendment to or waiver of the Code with respect to a Senior Officer or Director:

          |X| Shall be disclosed within five (5) days of such action on the Company's website for a period of not less than 12 months, or in a filing of Form 8-K with the SEC.

          |X| Shall be reported in the Company's next periodic report with the SEC if not previously reported on a Form 8-K.

          |X| Records of any disclosures relating to waivers of the Code shall be retained for no less than five years.

Adopted by the Board of Directors on March 25, 2004.

IN WITNESS WHEREOF, the undersigned Colonial financial officer certifies that she/he has read the above Code of Ethics for Colonial financial officers and agrees to abide thereby.

_________________________________   Date:_______,2004
(Signature)

(Print Name)